County Line Energy Corp.

PARTICIPATION AGREEMENT
Highway 21, Alberta

THIS AGREEMENT made this 21st day of December, A.D., 2006.

BETWEEN:
COUNTY LINE ENERGY CORP., a body corporate, having an office in the City of Calgary in the Province of Alberta, (hereinafter called "the Grantor")
PARTY OF THE FIRST PART

- and -

NUANCE EXPLORATION LTD., a body corporate, having an office in the City of Vancouver in the Province of British Columbia, (hereinafter called "the Participant")
PARTY OF THE SECOND PART

WHEREAS, pursuant to an Agreement (hereinafter referred to as "the Farmout Agreement") dated the 1st day of December, A.D., 2006, and made between BMW Energy Inc.(hereinafter referred to as "Farmor") and the Grantor, it is provided that the Grantor by performing certain obligations in the Farmout Agreement contained, will become entitled to earn an interest in certain lands therein contained, all as more particularly described in the Farmout Agreement (a copy of the Farmout Agreement is attached hereto as Schedule "A"); and,

WHEREAS the Participant desires to participate with the Grantor as if it had been an original party to the Farmout Agreement by assuming a share of the obligations therein contained and earning a share of the interest to be earned thereunder.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the covenants and agreements of the Parties as hereinafter set forth, the Parties do hereby covenant and agree as follows:

1. INTERPRETATION

(a)	The headings of the clauses of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction thereof.

(b)	The terms and expressions used herein shall have the same meanings as are ascribed to such terms and expressions under the Farmout Agreement.

(c)	Wherever the plural or masculine or neuter is used the same shall be construed as meaning singular, or feminine, or body politic or corporate, or vice versa as the context so requires.

2. APPOINTMENT OF OPERATOR

Grantor is appointed as Operator as between Grantor and Participant with respect to all operations conducted hereunder and is authorized solely to deal with Farmor on behalf of the Parties in respect of all matters arising out of the Farmout Agreement.

3. FARMOUT AGREEMENT

Except as modified by the terms of this Agreement, all of the terms and conditions of the Farmout Agreement together with its operating provisions shall control the operation of the Parties and shall be deemed to be incorporated herein as if included mutatis mutandis.

4. TRUST CONDITIONS AND TERM

The Participant understands that its earned working interest will not be recognized by Farmor until earned and consequently Grantor agrees to hold Participant's earned Working Interests in and to the Farmout Agreement in trust for the Participant until such time as Participant becomes a recognized party to the Farmout Agreement.

5. REIMBURSEMENT OF SEISMIC COSTS

Along with an executed copy of this Agreement, Participant agrees to reimburse Grantor the gross costs of acquiring and interpreting any and all seismic carried out by Grantor in developing a drillable geological prospect on the Farmout Lands. By so doing the Participant shall thereafter own an undivided 100% ownership of such seismic data. The gross costs incurred by Grantor in that regard to the date hereof is $95,000 ($82,650 US).

6. LAND SALE PARTICIPATION

The Participant, by completing the conditions of Clause 5, shall earn the right to participate in the Alberta Crown Land Sale with the Grantor, subject to the terms and conditions of the Farmout Agreement, with the Participant paying 50% of the Land Sale costs should a drillable anomaly be located after the seismic review and interpretation. Grantor and Farmor shall be solely vested with the right and authority to determine the bid price of the Land Sale parcel.

7. FARMOUT TERMS AND EARNING

Grantor solely shall be vested with the right and authority to elect to drill the Test Well pursuant to the terms and conditions of the Farmout Agreement.

The Participant shall bear, pay for and assume 50% of all of the costs, expenses and risks of the Drilling and either abandonment or Completion and Equipping of the Test Well.

By bearing and paying for costs as aforesaid and if Participant is not otherwise in default pursuant to the terms hereof, Participant shall earn 50% of Grantor's interest as per the Farmout Agreement and be subject always to the terms and conditions of the Farmout Agreement and this Agreement.

8. AFE's AND CASH CALLS

Grantor agrees to prepare and submit to Participant in advance proper and reasonable "Authorities for Expenditure" (AFE's) for any operation carried out under the Farmout Agreement.

Grantor shall be vested with the authority to issue to Participant Cash Call invoices based upon the said AFE's. The under noted terms and conditions shall apply to the payment of Cash Call invoices by Participant but may be waived by Grantor at its sole discretion.

(a) Reimbursement Seismic Expenses

Failure by Participant to provide a cheque for $95,000 as per Clause 5. hereof, along with an executed copy of this Agreement shall result in the complete irrevocable forfeiture by Participant of any and all of its interests in and under this Agreement.

(b) Drill & Case Costs

Failure by Participant to meet a Cash Call invoice for its share of the estimated costs to drill and case the Test Well within 5 business days of receipt thereof shall result in the complete irrevocable forfeiture by Participant of any and all of its interests in and under this Agreement.
(c) Other Costs

All other Cash Call invoices shall be issued and dealt with pursuant to the terms of the Operating Procedure.

The rights herein granted to Grantor shall be in addition to and not in substitution of any other rights or remedies which Grantor may have under this agreement or otherwise by law, and specifically the exercise of such right shall not serve to deprive Grantor either wholly or partially of any right or remedy, including injunction, damages and indemnity.

9. INCORPORATION OF OPERATING PROCEDURE

All the terms and conditions of the Operating Procedure shall come into effect between Participant and Grantor with respect to the Farmout Lands as of the date of earning. In addition, the Operating Procedure shall govern the relationship of Grantor and Participant with respect to all operations on the Test Well.

10. GRANT AND CREDITS

Any credits or grants allowable under any acts, rules, regulations or other laws of the Province of Alberta and/or Canada shall be shared by the Parties in accordance with the manner in which the Parties bear the cost of operations which give rise to the generation of such credits or grants.

11. ASSIGNMENT BY PARTICIPANT

Participant may assign all or a part of its interest in this Agreement but notwithstanding any assignment by Participant, Grantor will always look to Participant for performance of any duties and obligations required to be carried out by Participant under this Agreement during the Seismic phase, Land Sale phase and drilling of the Test Well.

12. WARRANTY OF TITLE

Grantor makes no representation or warranties as to its or Farmor's title to the Farmout Lands but covenants that they are encumbered to the extent noted in the Farmout Agreement.

During the term of this Agreement, no party shall do or cause to be done any act nor make or cause to be made any omission whereby the Farmout Lands become encumbered in such a way as to adversely affect the interests of the other Parties, or become subject to termination or forfeiture.

13. NO PARTNERSHIP

The rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective, it being the Parties express purpose and intention that nothing herein shall be construed as creating a partnership of any kind or imposing upon any party hereto any partnership duty, obligation or liability to the other party.

14. NOTICE PERIODS
As between the Parties any periods of notice specified in the Farmout Agreement shall be lengthened or shortened by fifty (50%) per cent as the case may be, in order to enable the Parties to comply with the provisions of the Farmout Agreement.

15. FURTHER ASSURANCE

Each of the Parties shall at all times do all such further acts and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

16. ADDRESSES FOR SERVICE

All notices, reports and other correspondence required or given under the terms of this Agreement shall be deemed to have been properly served if delivered or sent by registered prepaid mail to the following addresses:

County Line Energy Corp. #2630, 720 - 13th Avenue S.W. Calgary, Alberta T2R 1M5

Nuance Exploration Ltd. 601, 8623 Granville St.

Vancouver B.C. V6P 5A2

Any party may from time to time change its address for service hereunder by written notice to the other Parties. Any notice may be served by personal delivery or by mailing the same by registered post, postage prepaid, in a properly addressed envelope addressed to the party to whom the notice is to be given at its address for service hereunder, and shall be deemed to be received forty-eight (48) hours after the mailing thereof in Canada, Saturdays, Sundays and statutory holidays excepted. Any notice may also be served by prepaid telegram addressed to the party to whom such notice is to be given at such party's stated address for service and any such notice so served shall be deemed to be given to and received by the addressee eighteen (18) hours after the time of delivery to the telegraph office, Saturdays, Sundays and statutory holidays excepted. Any notice may also be given by telephone followed immediately by letter or telegram, and any notice so given shall be deemed to have been received as of the date and time of the telephoned notice.

17. CONTROL OF WELL INSURANCE

To the extent of its cost sharing interest Participant agrees to be covered by the Operator's Control of Well Insurance and Grantor agrees to make suitable arrangements in that regard. Participant will bear and pay its share of such coverage at cost.

18. SUCCESSORS AND ASSIGNS

This Agreement shall enure to the benefit of and be binding on the Parties hereto and their respective successors and permitted assigns. An assignment made by any party hereunder shall be made pursuant to all of the terms and conditions of the 1993 CAPL Assignment Procedure which shall be deemed to be incorporated herein in its entirety.

19. PROPER LAW

This Agreement and the relationship between the Parties shall be construed and determined according to the laws of the Province of Alberta and the courts having exclusive original jurisdiction with respect to any matter or thing arising directly or indirectly relating to this Agreement shall be the courts of the Province of Alberta.

20. SUPERSESSION

This Agreement supersedes and replaces all other agreements, documents, writings and verbal understandings between the Parties with respect to the subject matter of this Agreement.

21. LIMITATIONS ACT

The two-year period for seeking a remedial order under section 3(1)(a) of the Limitations Act, S.A. 2000 C. L-12, as amended, for any claim ( as defined in that

Act ) arising in connection with this Agreement and any of the Schedules attached hereto is extended:

(a)	for claims disclosed by an audit, two (2) years after the time this Agreement permitted that audit to be performed; or
(b)	for all other claims, four (4) years.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed as of the day and year first above written.

County Line Energy Corp.	Nuance Exploration Ltd.
/s/ Harry Bygdnes President	/s/ James D. Bunney President

SCHEDULE "A"

This is Schedule "A" attached to and forming part of a Participation Agreement (Highway 21 Prospect, Alberta) dated as of the 12th day of December, A.D., 2006. between County Line Energy Corp. and Nuance Exploration Ltd.

"Farmout Agreement" means the following document attached hereto

i. Term Sheet Agreement dated December 1, 2006 between Grantor and BMW Energy Inc.